Exhibit 10.11	LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (the "Agreement") is made and entered into this                  15th day of December, 2014, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (the "Landlord"), and QUALSTAR CORPORATION, a California corporation (the "Tenant").

WITNESSETH:

A.             Pursuant to a Lease dated September 20, 2000 (the "Original Lease"), Landlord's predecessor-in-interest leased to Tenant certain premises (the "Premises") in a building located at and known as 3990 Heritage Oaks Court, Building C, Simi Valley, California (the "Property"). The Premises consists of approximately 56,845 rentable square feet located as more particularly described in the Lease.

B.             The Original Lease has been amended by the following amendment (the "Amendment"): First Amendment to Lease dated as of June 30, 2009. The Original Lease, as

. amended by the Amendment, is referred to in this Agreement as the “Lease"; Capitalized terms which are used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Lease.

C.             The Lease will expire, in accordance with its present terms, on December 31, 2015; however, the parties now desire to accelerate the expiration date and terminate the Lease effective as of the Termination Date (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Termination.

Subject to Section 8.2 of this Agreement, the Lease is hereby terminated effective as of January 31,2015 (the "Termination Date"), with the same force and effect as if such date were the date originally set forth in the Lease for the expiration of the term ofthe Lease. Tenant may elect to extend the Termination Date one time for up to thirty (30) days by written notice to Landlord specifying the new Termination Date (the "Extension Notice"). The Extension Notice must be given in accordance with Lease no later than January 23, 2015. If Tenant does not give the Extension Notice by January 23, 2015, Tenant shall have no further right to extend the Termination Date.

2.	Delivery of Possession.

Tenant shall surrender possession of the Premises to Landlord on the Termination Date, in the condition required by Sections 7.3, 7.5, 46, 47 and 54 of the Lease. Without limiting the generality of the foregoing, Tenant shall perform the following cleanup and repair work, at Tenant's sole cost and expense, no later than the Termination Date in a manner satisfactory to Landlord (the "Specific Delivery Work"):

2.1	Touch up or re-paint existing office areas as needed.

-1

2.2	Clean the existing carpet.

2.3	Clean thoroughly the remaining floor areas of the office areas.

2.4	Replace broken damaged and/or stained ceiling tiles.

2.5	Clean and sanitize break room and restrooms.

2.6	Broom clean the warehouse.

If Tenant fails to timely perform the Specific Delivery Work, Landlord shall have the right to perform the Specific Delivery Work and, in that event, Tenant shall pay Landlord the costs incurred by Landlord in performing the Specific Delivery Work upon demand.

3.	Compliance With Lease Prior to Termination Date; Undetermined Rent.

3.1     During the period between the date of this Agreement the Termination Date, Tenant shall fully perform all of its obligations under the Lease. Without limiting the foregoing, Tenant shall continue to pay all rent and other charges under the Lease accruing through the Termination Date, all of which shall be prorated in accordance with Sections 4.1 and 4.2 of the Lease.

3.2     If any rent or other charges shall be undetermined as of the Termination Date ("Undetermined Charges"), Landlord may reasonably estimate such Undetermined Charges and require that Tenant pay the same prior to the Termination Date, subject to adjustment after the actual amount of the Undetermined Charges have been determined. Any Undetermined Charges which are not billed by Landlord prior to the Termination Date shall be billed following determination of the amount due, and Tenant shall pay such Undetermined Charges within ten

(10) days after its receipt of an invoice from Landlord. Tenant's obligation to pay the amounts required pursuant to this Section 3.2 shall survive termination of the Lease.

4.	Additional Payments To Landlord.

As additional consideration for this Agreement:

4.1     Tenant hereby absolutely assigns, transfers and sets over to Landlord any security deposit under the Lease and any right to reimbursement in connection with any outstanding operating expense reconciliation; and

-2

4.2     Tenant shall pay Landlord the amount of $183,609.35 (the "Termination Fee"). The portion the Termination Fee in excess of the amount of the security deposit held by Landlord as of the date of this Agreement shall be paid by Tenant in cash or by wire transfer of immediately available funds simultaneously with the execution of this Agreement. The balance of the Termination Fee shall be paid to Landlord by application of the amount of any security deposit then held by Landlord under the Lease on the Termination Date (the "Remaining Security Deposit") and, if that balance exceeds the Remaining Security Deposit, that excess shall be paid by Tenant in cash or by wire transfer of immediately available funds no later than the Termination Date. In the event the Termination Date is extended pursuant to Section 1, above, the amount of the Termination Fee shall be reduced by for each day in the period commencing on (and including) February 1, 2015, and ending on (and including) the extended Termination Date. If after giving effect to that reduction in the Termination Fee and the application of the Remaining Security Deposit as provided above, the amount paid by Tenant exceeds the Termination Fee, Landlord shall refund that excess to Tenant within thirty (30) days after the extended Termination Date.

4.3     Tenant acknowledges that the early expiration and termination of the term of the Lease and Landlord's agreement to accept the Termination Fee is a valuable contemporaneous exchange of consideration for the release of Tenant from potential future rent and other obligations accruing under the Lease from and after the Termination Date that, but for the expiration and termination of the term of the Lease, Tenant would still be obligated to perform, including, without limitation, the payment of rent, provided for in the Lease.

5.	Release.

Tenant hereby releases and forever discharges Landlord, its partl1e;s, shareholders, officers, directors, agents and employees, of and from any and all claims, acts, damages, demands, rights of action and causes of action which Tenant ever had, now has, or in the future may have, arising from or in any way connected with the Lease or the management or operation of the Building. Consistent with the foregoing unconditional release, Tenant expressly and voluntarily waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code if in any way applicable to this Agreement. Section 1542 of the California Civil Code provides as follows:

"GENERAL RELEASE --CLAIMS EXTINGUISHED: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

It is understood by Tenant that if the facts or law with respect to which the foregoing release is given hereunder tum out to be other than or different from the facts or law in that connection not known to be or believed by Tenant to be true, then Tenant hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

6.	Representations.

Tenant hereby makes the following representations and warranties to Landlord:

6.1	Tenant has full power and authority to execute this Agreement.

-3

 6.2     Tenant is the owner of the entire leasehold estate created by the Lease, free and clear of all liens, claims or encumbrances.

 6.3     Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease or the Premises.

 6.4     There are no proceedings pending or, to the best of Tenant's knowledge, threated by or against Tenant in bankruptcy, insolvency, or reorganization in any state or federal court.

 6.5     All insurance policies and maintenance, supply and service contracts with respect to the Premises which Landlord has not previously elected in writing to continue, have been legally and validly terminated or will be legally and validly terminated prior to the Termination Date. All liabilities and obligations of Tenant under such insurance policies and maintenance, supply and service contracts, have been or will be fully performed and discharged by Tenant prior to the Termination Date.

 6.6     All liabilities and obligations of Tenant under any contracts relating to const tion of improvements in the Premises have been or will be fully performed and     . . . discharged by Tenant prior to the Termination Date. No work has been done or is being done, nor have materials been delivered in, about, or to the Premises which has or have not been fully paid for, for which a mechanics' lien could be asserted under the laws of the State of California.

 6.7     Tenant has no knowledge of any pending or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Lease or the Premises.

7.	No Release of Accrued Obligations.

 Neither the termination of the Lease pursuant to this Agreement nor the acceptance of the Premises by Landlord shall in any way:

 7.1     release or relieve Tenant from any liability or obligation (a) arising or accruing prior to the Termination Date, or (b) arising out of or incurred in connection with events or other matters which took place prior to the Termination Date; or

 7.2     affect any obligation under the Lease which is intended to survive the expiration or sooner termination of the Lease.

8.	Default; Remedies.

8.1	It shall be a default under this Agreement (a "Default") if:

 8.1.1     Tenant shall violate or fail to perform any of its obligations under this Agreement; or

 8.1.2     any representation or warranty of Tenant under this Agreement shall be false in any way; or

-4

 8.1.3     if any payment, or any part thereof made in connection with this Agreement or the Lease is subsequently invalidated, declared to be fraudulent or preferential, set aside or avoided and/or required to be rescinded or returned by Landlord for any reason whatsoever (including, but not limited to, the insolvency, bankruptcy or reorganization of Tenant).

8.2            Upon the occurrence of a Default, in addition to all other rights and remedies available at law or in equity, Landlord may, at its election, terminate this Agreement in which case, (a) this Agreement shall be null and void and of no force or effect, (b) the Lease will not terminate on the Termination Date but shall continue in full force and effect for the balance of the term stated in the Lease, subject to the terms and conditions of the Lease, and (c) all payments made by Tenant under this Agreement and retained by Landlord shall be credited against Tenant's obligations under the Lease.

9.	Failure To Deliver Possession on the Termination Date.

 If Tenant fails to surrender possession of the Premises to Landlord on the Termination Date, in addition to all other rights and remedies available at law or in equity, Landlord may:

 9.1       terminate this Agreement as provided in Section 8.2 ofthis Agreement;

 9.2       treat Tenant's possession as a holdover, in accordance with the provisions of Section 26 of the Lease;

 9.3       retake possession ofthe Premises, as set forth in Section 13.2 of the Lease, or in accordance with any other procedure available at law or in equity; and

 9.4       exercise the other rights and remedies set forth in this Agreement.

10.	[INTENTIONALLY OMITTED]

11.	Provisions Concerning Remedies.

 11.1     If proceedings shall be commenced by Landlord after the Termination Date to recover possession, Tenant specifically waives the right to notices as required by applicable law and agrees instead that five (5) days' notice shall be sufficient in all cases.

 11.2     In the event of breach or threatened breach by Tenant of any provision of this Agreement, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity in addition to other remedies provided for in this Agreement.

 11.3     No right or remedy conferred upon or reserved to Landlord in this Agreement is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy given in this Agreement or now or hereafter existing at law or in equity or by statute.

-5

 11.4     In the event that Landlord commences suit for the repossession of the Premises after the Termination Date, Tenant shall pay Landlord all expenses incurred in connection therewith, including reasonable attorneys' fees.

 11.5     TENANT HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY LANDLORD ON ANY MATTER ARISING OUT OF OR IN ANYWAY CONNECTED WITH THIS AGREEMENT.

12.	Notices.

Any notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered by (a) hand delivery, (b) commercial overnight courier that guarantees next day delivery and provides a receipt, or (c) legible facsimile or electronic transmission (followed by hard copy sent concurrently in accordance with preceding subsections (a) or (b)), and such notices shall be addressed as follows:

If to Landlord:

Liberty Property Limited Partnership 500 Chesterfield Parkway

Malvern, PA 19355

Attn:   Executive Vice President/

            Chief Investment Officer

With a copy to:

Liberty Property Limited Partnership

500 Chesterfield Parkway

Malvern, PA 19355

Attention: Legal Department

Facsimile No.: 610-644-2175

Ifto Tenant:

QUALSTAR CORPORATION

3990 Heritage Oaks Court, Building C

Simi Valley, California

Facsimile No.: _ _ _ _ _ _ _

With a copy to:

Facsimile No.: _ _ _ _ _ _ _

-6

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon receipt (or refusal by the intended recipient to accept delivery). Notice given by facsimile or electronic transmission shall be effective upon receipt of the same (subject to the requirement that hard copy be sent concurrently in accordance with this Section). Any notice which is received on a Saturday, Sunday or a legal holiday, or after 5:00 p.m. prevailing local time at the place of receipt, shall be deemed received on the next business day.

13.	Miscellaneous.

13.1      The submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract. The parties shall be legally bound pursuant to the terms ofthis Agreement only if and when Landlord and Tenant have fully executed and delivered to each other a counterpart of this Agreement.

13.2      This Agreement and the Exhibits attached to this Agreement contain the final and entire agreement of Landlord and Tenant with respect to the termination of the Lease and are intended to be anr integration of all prior negotiations and understandings. Neither Landlord nor Tenant shall be bound by any covenants, agreements, statements, representations or warranties, oral or written, not contained in this Agreement. No change or modification to this Agreement shall be valid unless the same is in writing and signed by the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and is signed by the party against which it is sought to be enforced.

13.3      The headings and captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter.

13.4      This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.5      For the purposes of any suit, action or proceeding involving this Agreement, Landlord and Tenant hereby expressly:

13.5.1     submit to the jurisdiction of all federal and state courts sitting in the State of California;

13.5.2     agree that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court's jurisdiction by registered or certified mail or by personal service, provided that a reasonable time for appearance is allowed;

13.5.3     agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by any party;

13.5.4     agree upon the request of the other party to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction;

-7

13.5.5     waive any objection to the laying ofvenue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of California;

13.5.6     waive any claim that any suit, action or proceeding brought in any federal or state court sitting in the State of California has been brought in an inconvenient forum.

13.6      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.7      The transmission of a signed counterpart of this Agreement by facsimile or by electronic transmission such as portable document file ("PDF") shall have the same force and effect as delivery of an original signed counterpart of this Agreement, and shall constitute valid and effective delivery for all purposes. If either party delivers a signed counterpart of this Agreement by transmission of a facsimile or electronic transmission such as PDF, it shall also send promptly thereafter by overnight courier or personal delivery a signed original counterpart of this Agreement to the other party, but failure to do so shall not render this Agreement void or voidable by either party.

13.8      This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

14.	Conditions.

This Agreement is subject to and conditioned upon (i) any required consent or approval being granted by Landlord's mortgagees and/or ground lessors, without any fee or charge that is unacceptable to Landlord and (ii) Landlord entering into a new lease of the Premises with a new tenant on terms and conditions satisfactory to Landlord in its sole discretion (the "New Lease"). If any such consent shall be denied, or shall be granted subject to the payment of any fee or charge that is unacceptable to Landlord and/or the New Lease has not been executed by Landlord, (a) this Agreement shall be null and void and of no force or effect, (b) the Lease will not terminate on the Termination Date but shall continue in full force and effect for the balance of the term stated in the Lease, subject to the terms and conditions of the Lease, and (c) all payments made by Tenant under this Agreement and retained by Landlord shall be credited against Tenant's obligations under the Lease.

[Signature Page Follows.]

-8

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed the day and year first above written.

LANDLORD:

LIBERTY PROPERTY LIMITED PARTNERSHIP
By: Liberty Property Trust, its sole general partner

By: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Name: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Title: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

TENANT

QUALSTAR CORPORATION,
California corporation

By: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Name: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Title: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

-9